NewsRelease

Contact: John Byczkowski, FHLBank Cincinnati	For Immediate Release April 24, 2009

513-852-7085 (office) or 513-382-7615 (cell)

FHLBANK CINCINNATI ANNOUNCES FIRST QUARTER 2009 RESULTS

Cincinnati, Ohio – The Federal Home Loan Bank of Cincinnati (FHLBank) today released unaudited financial results for the first quarter ended March 31, 2009. We believe our financial condition remained strong even in the face of the extraordinary events affecting the entire economy, including the credit, banking and mortgage markets. The FHLBank continued to have limited credit risk exposure from offering Advances, purchasing mortgage loans, making investments, and executing derivative transactions. We continue to fulfill our role as an important provider of reliable and attractively priced wholesale funding to members. Highlights include:

•	Net income was $83 million, compared with $49 million in the same period of 2008. The higher net income resulted primarily from wider spreads earned on many short-term assets relative to our funding costs and the opportunity for us to call approximately $9 billion of high-cost Bonds before their final maturities in late 2008 and the first quarter of 2009. We replaced these called Bonds with new debt at substantially lower costs.

•	Assets decreased to $91.7 billion from $98.2 billion at December 31, 2008. The decline resulted primarily from lower Advance demand due to the economic contraction and from new government funding/liquidity options available to members.

•	No credit risk-related or impairment charges were required.

•	A dividend rate of 4.50 percent was paid in cash on March 31, 2009. The dividend was 3.26 percentage points above average 3-month LIBOR for the first quarter of 2009.

•	In the first three months of 2009, $9 million was accrued for future use in the Affordable Housing Program.

•	Total capital increased $74 million, or 2 percent, and ended the quarter at 4.75 percent of total assets. Retained earnings grew $39 million, or 12 percent, in the first quarter. Our regulatory capital to assets ratio of 4.87 percent at the end of March was well above the required minimum of 4.00 percent. Our capital adequacy continued to be in full compliance with all regulatory requirements.

•	Despite the continuing financial crisis, our liquidity position remains strong and our ability to access funds from the capital markets at acceptable costs is sufficient to meet operational needs.

Operating Results and Profitability

Net income for the quarter ended March 31, 2009 was $83 million, up 69 percent compared to the $49 million of net income in the same period of 2008. ROE was 7.78 percent for the first three months of 2009, compared to 5.06 percent for the same period in 2008. The ROE spreads to 3-month LIBOR and overnight Federal funds are two market benchmarks we believe our stockholders use to assess the competitiveness of return on their capital investment in the FHLBank. For the first quarter these spreads were significantly above those in the first quarter of 2008 as shown in the table below.

	Periods Ending March 31,
	2009	2008
ROE spread to 3-month LIBOR	6.54	1.78
ROE spread to overnight Federal funds	7.60	1.88

The increases in net income and profitability were driven primarily by the wider spreads on short-term assets relative to funding costs and bond calls, as noted above. The financial market disruptions raised the cost of inter-bank lending (represented by LIBOR) relative to other short-term interest costs such as our Discount Notes. We believe this cost differential indicates market participants continued to perceive the System’s short-term debt was a relatively lower risk investment than other short-term investments. Since we use Discount Notes to fund a large amount of our LIBOR-indexed Advances, we benefited from the more favorable relative funding costs.

Compared to the same period of 2008, the increase in earnings also benefited from the following: the sale of $216 million of mortgage-backed securities resulting in gains of $6 million; increases in Advance prepayment fees of $4 million; and, increases in net market value gains (primarily unrealized) of $7 million relating to accounting for derivatives.

Partially offsetting these factors was the significantly lower short-term interest rate environment, which reduced the amount of earnings generated from funding assets with our interest-free capital. The benchmark 3-month LIBOR rate, for example, averaged 1.24 percent in the first quarter of 2009, compared to 3.28 percent for the same period in 2008.

Affordable Housing Program

Annually, we set aside 10 percent of net income before assessments for the Affordable Housing Program. In addition to our required set aside, in April 2009, the Board authorized two voluntary commitments to support other housing programs for a total of $5 million in 2009. The FHLBank has disbursed nearly $15 million of voluntary funds since 2003. These contributions are over and above the regulatory AHP requirements.

Assets and Mission Asset Activity

Assets were $91.7 billion at March 31, 2009, a decline of approximately 7 percent from year-end 2008. The ending balance of Mission Asset Activity – comprised of the FHLBank’s two main lines of business, Credit Services and the Mortgage Purchase Program – fell 10 percent from year-end 2008 to end the first quarter at $62.9 billion. The average balance of Mission Asset Activity also decreased 10 percent during the first quarter of 2009.

The principal balance of our Advances was $46.1 billion at March 31, 2009, a decrease of 13 percent from year-end 2008. The average principal balance of Advances during the first quarter of 2009 was $51.2 billion, down almost 12 percent when compared to the same period of 2008. Advances fell because of 1) lower demand across the membership reflecting the effect of the recession and 2) the availability of new funding and liquidity options to members. The latter occurred from the various fiscal and monetary stimuli and financial guarantees of the federal government to combat the financial crisis and recession.

The principal balance of mortgage loans held for portfolio increased 13 percent to $9.7 billion during the first three months of 2009. This change reflected the increased financing activity in the mortgage markets in response to the lower mortgage rates in the fourth quarter of 2008 and first quarter of 2009.

Our mortgage loan portfolio is comprised of conforming fixed-rate conventional loans and mortgages fully insured by the Federal Housing Administration. At March 31 2009, $60 million (0.73 percent) of conventional principal was 60 days or more delinquent, well below the comparable national average of 3.12 percent. We have multiple layers of credit enhancements on our mortgage notes which protect us against losses down to approximately a 50 percent loan-to-value ratio.

The balance of investments was $34.6 billion at March 31, 2009, a decrease of two percent from year-end 2008. Total investments included $11.9 billion of mortgage-backed securities and $22.7 billion of short-term money market instruments. The latter are generally held for liquidity purposes and increased in the second half of 2008 and into 2009 as we stood ready to support our members’ funding needs.

At March 31, 2009, 98 percent of our mortgage-backed securities were issued by Fannie Mae or Freddie Mac, and now are effectively guaranteed by the United States government, while only 2 percent ($280 million) of the holdings were in private-label mortgage-backed securities. Our private-label mortgage-backed securities are comprised of high-quality residential mortgage loans issued and purchased in 2003. The underlying collateral has a de minimis level of delinquencies and foreclosures as reflected in the average serious delinquency rate (loans at least 60 days past due) of 0.37 percent of total principal, while their average credit enhancement stood at 6.8 percent. All of our private-label mortgage-backed securities were rated AAA/Aaa at March 31, 2009.

We have never experienced a credit related loss on, nor have we ever established a loss reserve for any asset. In addition we have not taken an impairment charge on any investment. Based on our analysis of exposures and application of GAAP we continue to believe that no loss reserves are required for our Advances or mortgage assets, nor do we consider any of our investments to be other-than-temporarily impaired.

Debt and Liquidity

The severe disruptions in the financial and credit markets, including but not limited to the U.S. government actions placing Fannie Mae and Freddie Mac into conservatorship, have affected the FHLBank System’s funding costs and our debt and liquidity management, though to a lesser degree in 2009 than in the latter half of 2008. Relative to the second half of 2008, our funding spreads associated with issuing long-term debt have improved and are less volatile when compared to LIBOR and U.S. Treasuries. We have been able to replace debt as it has matured and, as discussed earlier, debt that we called, all at more favorable interest costs.

Capital Stock and Retained Earnings

We continued to maintain strong compliance with all of our regulatory capital adequacy requirements as reflected in our regulatory capital to assets ratio of 4.87 percent (the minimum requirement is 4.00 percent). Capital stock was $4.0 billion on March 31, 2009, an increase of less than one percent or approximately $36 million from year-end 2008. Regulatory capital stock – which includes both capital stock and mandatorily redeemable capital stock – increased $24 million, also less than one percent, from 2008 year-end. On March 31, 2009, we paid a 4.50 percent dividend rate. Retained earnings grew $39 million (12 percent) from year-end 2008 to $365 million on March 31, 2009.

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The Federal Home Loan Bank of Cincinnati is a triple-A rated regional wholesale cooperative bank. We raise private-sector capital from our member-stockholders and, with other FHLBanks, issue high-quality debt in the worldwide capital markets. We provide members with competitive services (primarily Advances, a readily available, low-cost source of funds) and a competitive return on their FHLBank capital investment through quarterly dividends. We also fund community investment programs that help our members create affordable housing and promote community economic development. We have 733 member-stockholders located in the Fifth FHLBank District of Kentucky, Ohio and Tennessee. The FHLBank System, including 12 District FHLBanks, was chartered in 1932 by the U.S. Congress to promote housing finance, and is wholly owned by its member institution stockholders.

This news release may contain forward-looking statements that are subject to risks and uncertainties including, but not limited to, the effects of economic conditions on demand for the FHLBank’s products, legislative or regulatory developments concerning the FHLBank System, financial pressures affecting other FHLBanks, competitive forces and other risks detailed from time to time in the FHLBank’s annual report on Form 10-K and other filings with the Securities and Exchange Commission. The forward-looking statements speak as of the date made and are not guarantees of future performance. Actual results or developments could differ materially from the expectations expressed or implied in the forward-looking statements, and the FHLBank undertakes no obligation to update any such statements.

www.fhlbcin.com

The Federal Home Loan Bank of Cincinnati
Financial Highlights (unaudited)

Dollars in millions

SELECTED BALANCE SHEET ITEMS

	March 31,	December 31,
	2009	2008	Change (2)
Total assets	$91,713	$98,206	(7)%
Advances (principal)	46,111	52,799	(13)
Mortgage loans (principal)	9,708	8,590	13
Total investments	34,553	35,325	(2)
Consolidated Obligations:
Discount Notes	42,619	49,336	(14)
Bonds	41,490	42,393	(2)

Total Consolidated Obligations	84,109	91,729	(8)

Mandatorily redeemable capital stock	99	111	(11)
Capital stock	3,998	3,962	1
Retained earnings	365	326	12
Total capital	4,356	4,282	2
Capital to assets ratio (GAAP)	4.75%	4.36%
Capital to assets ratio (Regulatory) (1)	4.87%	4.48%

OPERATING RESULTS

	Three Months Ended March 31,
			Favorable/
			(Unfavorable)
	2009	2008	Change (2)

Total interest income	$515	$925	(44)%
Total interest expense	(402)	(845)	53%

Net interest income	113	80	42%

Other income (loss)	12	(1)	NM
Other expense	(12)	(12)	(4)%
Assessments	(30)	(18)	(68)%

Net income	$83	$49	69%

Return on average equity	7.78%	5.06%
Return on average assets	0.35%	0.22%
Net interest margin	0.48%	0.36%
Annualized dividend rate	4.50%	5.25%
Average 3-month LIBOR	1.24%	3.28%

(1)	Regulatory capital includes capital stock, mandatorily redeemable capital stock (classified as a liability) and retained earnings.

(2)	Amounts used to calculate the change column are based on dollars in thousands. Accordingly, recalculations based upon the disclosed amounts (millions) may not produce the same results. Changes of 100% or greater are shown as “NM” (not meaningful).

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